Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 5, 2021 (except for the second paragraph of Note 13, as to which the date is April 19, 2021), in Amendment No. 2 to the Registration Statement on Form S-1 (333-254998) and related Prospectus of Rain Therapeutics Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

April 19, 2021